Exhibit 11
LANVISION SYSTEMS, INC.

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                                                       Three months ended                    Six months ended
                                                                  -----------------------------       -----------------------------
                                                                     2002              2001              2002              2001
                                                                  -----------       -----------       -----------       -----------
Net income                                                        $   201,632       $  (569,778)      $   299,901       $  (468,237)
                                                                  ===========       ===========       ===========       ===========
Average shares outstanding                                          8,927,966         8,884,534         8,921,073         8,881,931
Stock options:
 Total options                                                        470,049               -             481,386               -
 Assumed treasury stock buyback                                      (213,669)              -            (193,766)              -
Warrants assumed converted                                                -                 -                 -                 -
Convertible redeemable preferred
 stock assumed converted                                                  -                 -                 -                 -
                                                                  -----------       -----------       -----------       -----------
Number of shares used in per
  common share computation                                          9,184,346         8,884,534         9,208,693         8,881,931
                                                                  ===========       ===========       ===========       ===========
Basic net income (loss) per share of common stock                 $      0.02       $     (0.06)      $      0.03       $     (0.05)
                                                                  ===========       ===========       ===========       ===========
Diluted net income (loss) per share of common stock               $      0.02       $     (0.06)      $      0.03       $     (0.05)
                                                                  ===========       ===========       ===========       ===========